EXHIBIT 10.62

December 18, 2014

Ian Estepan

[XXX]

[XXX]

Dear Ian:

On behalf of Sarepta Therapeutics, Inc. ("Sarepta" or the "Company"), it is a great pleasure to  extend you this offer of employment  as Senior Director, Corporate Affairs in Cambridge, MA effective on a January 1, 2015 ( "Hire Date"), reporting to Chris Garabedian, CEO.

Base Salary.

In this position, you will earn an annual base salary of $280,000, which will be paid on a semi-monthly basis.

Future Salary Increases.

At Sarepta, employees who join between January 1 and December 31 of a given calendar year are eligible to be considered for a salary merit increase during the next calendar year's Annual Compensation Review process. The Annual Compensation Review process generally takes place in the first quarter of the calendar year. Salary merit increases, if any, will be awarded at the   Company's discretion on the basis of your performance, and will be pro-rated based on the number of months that you actually worked during the previous calendar year. Sarepta will not reduce your salary below $280,000 as long as you are working as Senior Director, Corporate Affairs, for  the company.

Sign-On Bonus.

If you accept this offer of employment, and commence employment with Sarepta, you will be eligible to receive a sign-on bonus of $100,000, less any applicable withholdings (the "Sign-on Bonus"). The Sign-on Bonus will be payable in two payments, as follows: (1) $50,000, less any applicable withholdings, payable upon the first regularly scheduled Company payroll date following your hire date; and (2) you will be eligible to receive a second bonus payment of $50,000, less any applicable withholdings, payable if employed on January 15, 2016 Company payroll date, provided, however, that if you voluntarily resign your employment with the Company on or prior to January 15, 2016, you will not earn and will not be paid the second half of the Sign-On Bonus.   If you voluntarily resign your employment with the Company on or prior to the one-year anniversary of your hire date, you acknowledge and agree that you shall be obligated to repay the first portion ($50,000) of the Sign-on Bonus that has been paid to you. In addition, if you voluntarily resign your employment prior to the two-year anniversary of your hire date, you acknowledge and agree that you shall be obligated to repay the second portion ($50,000) of the Sign-on Bonus that has been paid to you. Any such repayment must be made to the Company within sixty (60) days of your resignation from employment.

Annual Bonus Program

During your employment, you will also be eligible to participate in Sarepta's annual bonus program. The target bonus opportunity for your position is 25% of your annual base salary, with the actual amount of such bonus, if any, being determined by the Company in its sole discretion, based on your performance and that of the Company against goals established by the Board. You must commence your employment by September 30 in order to be eligible for a bonus for the calendar year during which you were hired. If you join the Company between January 1 and September 30, you will be eligible for a pro-rated bonus for that calendar year. You must be employed through the date bonuses are disbursed to employees generally in order to be eligible for the bonus. Additional details regarding Sarepta's bonus program will be provided to you upon commencing employment.

New Hire Option Grant.

After the commencement of your employment with Sarepta, and subject to the approval of the Compensation Committee or its delegate, you will receive a grant of options to purchase 26,000 shares of the Company's Common Stock. Your grant will be subject to vesting conditions and any other terms and conditions set by the Compensation Committee, in its sole discretion, and will be priced in accordance with our equity incentive plan and our policies governing stock option grants.

Under  our current policy, the grant date of such option will be fixed as either (i) the last trading day of the month during which the   CEO, New Employee Option Committee or Compensation Committee approves such option or (ii) the effective date of an action by unanimous written consent of the Compensation Committee approving such option. The exercise price of such option will equal the closing sales price of the Company's Common Stock as reported by The NASDAQ Global Market on the grant date.  Twenty-five

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percent of the shares underlying the option will vest and become exercisable on the first anniversary of your hire date, and 1/ 481 of the shares underlying the option will vest and become exercisable on each monthly anniversary of your hire date thereafter, such that the shares underlying the option will be fully vested and exercisable on the fourth anniversary of your hire date, subject to your continued employment through each such vesting date. The terms of the option agreement and the plan will govern in all instances.

Annual Equity Grant Program: You may also be eligible to be considered for the Company's annual equity grant program based on your performance. If you join the Company between January 1 and September 30 of the current calendar year, you will be eligible  for a prorated annual equity grant in the calendar year that follows, with the actual amount of such equity grant, if any, being determined by the Company in its sole discretion. If you join the Company after September 30 of the current calendar year, your eligibility to participate will be postponed by one more calendar year.

Benefits.

You will be eligible to participate in the benefit plans and programs made available by the Company from time to time for employees generally, subject to plan terms and generally applicable Company policies. These currently include, but are not limited to:

health insurance such as medical, dental and vision;

company-paid basic life insurance, accidental death & dismemberment, and short- and long-term disability; paid time off such as accrued vacation, sick leave and company-paid holidays;

401(k) retirement savings plan and employee stock purchase plan

For additional details, please review the enclosed Employees Benefits You Can Count On   document.

Relocation/Temporary Housing.

Commuting costs to and from New York and accommodations in Cambridge will be reimbursed on an as needed basis.

Background Check and Reference Check.

As a part of Sarepta's employment process, we reserve the right to conduct background checks and/or reference checks on all potential employees to the fullest extent permitted under applicable law. This offer of employment, therefore, is contingent upon your successful completion of these checks.

Parking.

As a part of Sarepta's transportation assistance program, the Company will reimburse 50% of your parking or commuting services expenses, up to $130 per month, subject to generally applicable program terms and conditions, including acceptable substantiation of eligible expenses.

Employment At-Will.

This letter and your response are not intended to constitute a contract of employment for a definite term. If you accept our offer of employment,  you will be an employee at-will, meaning that either you or the  Company may terminate  our employment  relationship  at any time for any reason, with or without cause and with or without advance notice. None of the benefits offered to you by the Company create a right to continue in employment for any particular period of time. The terms and conditions of your employment, including without limitation your job title, hours of work, work location, compensation, the stock option plan, and other employee benefits may change over the course of employment  at the Company's sole discretion.

Proprietary  Rights Agreement.

As a condition of your employment, you are required to sign a Confidential Proprietary Rights and Non-Disclosure Agreement ("Agreement"). The Agreement is enclosed to give you an opportunity to read it carefully prior to your Hire Date. The Agreement must be signed on or before your  Hire Date as a condition of  employment.

We would like to emphasize the importance we place on the proper treatment of all proprietary information, including that which you may have come into contact with in your prior employment. The Company is extending this offer to you based upon your general skills and abilities, and not your possession of any trade secret, confidential or proprietary information of a former employer. The Company requires that you do not obtain, keep, use for Sarepta's benefit, or disclose this type of information from any prior employers to Sarepta. By accepting this offer, you will also be affirming to the Company that you are not a party to any agreement with a prior employer that would prohibit your employment with us. Moreover, you agree that during the term of your employment, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Eligibility for Employment.

In compliance with the United States' Citizenship and Immigration Services, Sarepta must verify your identity and eligibility for employment in the United States within 3 business days of your Hire Date. For a list of acceptable documents, please visit http: // www.uscis.gov/i-9 . Please bring the appropriate documents listed on that form with you when you report for work.  Sarepta will not be able to employ you if you fail to comply with this requirement.

In addition, since the Company is a Federal contractor, we participate in e-Verify, an Internet-based system that allows businesses to determine the eligibility of  their  employees  to  work  in  the  United  States.   For  more  information  on  this  service,  please  visit http://www.uscis.gov/e-verify .

Acceptance.

If you wish to accept this offer of employment with Sarepta, please sign below and return one signed copy to me. This offer of employment will expire on Friday, December 19, 2014.

This offer of employment and the Confidential Proprietary Rights and Non-Disclosure Agreement (described below) constitute the entire agreement, and supersedes all prior agreements, understanding or statements concerning your employment and all related matters, including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This offer of employment letter, including, but not limited to, its at-will employment provision, may not be modified or amended, and no breach is regarded as waived, except by a written agreement signed by the Company's CEO and President and you.

We are pleased to welcome you to Sarepta. If you have any questions, please do not hesitate to contact me at 617-274-4055.

Sincerely,

/s/ Joshua Haggerty
Joshua Haggerty
Associate Director, Human Resources

Enclosures

AGREED TO AND ACCEPTED:

I accept the written terms in this offer of employment letter.

Signature: /s/ Ian EstepanDate: 12/19/14